Exhibit (n)(2)

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders of Saratoga Investment Corp.

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities of Saratoga Investment Corp. (the “Company”), including the consolidated schedules of investments, as of February 28, 2015 and 2014, and the related consolidated statements of operations, changes in net assets and cash flows for the years ended February 28, 2015, 2014 and 2013, and have issued an unqualified opinion thereon dated May 20, 2015 (included elsewhere in the Registration Statement). We have also audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities of the Company, including the consolidated schedules of investments, as of February 28, 2013, 2012 and 2011, and the related consolidated statements of operations, changes in net assets and cash flows for the years then ended and have issued unqualified opinions thereon (which are not included in the Registration Statement). The senior securities table as of February 28, 2015, 2014, 2013, 2012 and 2011 is presented for purposes of additional analysis and is not a required part of the financial statements. Such information has been subjected to the auditing procedures applied in our audits of the consolidated financial statements and in our opinion, is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.

/s/ Ernst & Young LLP

New York, New York

September 10, 2015